Exhibit a 27

ECLIPSE FUNDS INC.
ARTICLES OF AMENDMENT

Eclipse Funds Inc., a Maryland corporation registered as an open-end management investment company under the Investment Company Act of 1940, as amended (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:                 On December 11, 2009, the Board of Directors of the Corporation adopted a resolution amending the Charter of the Corporation to change the names of the following series of stock of the Corporation (“Funds”), as follows:

Name of Series/Name of Class	New Series Name/Name of Class
MainStay 130/30 High Yield Fund - Class A MainStay 130/30 High Yield Fund - Class C MainStay 130/30 High Yield Fund - Class I MainStay 130/30 High Yield Fund - Investor Class
MainStay High Yield Opportunities Fund - Class A
MainStay High Yield Opportunities Fund- Class C
MainStay High Yield Opportunities Fund - Class I
MainStay High Yield Opportunities Fund - Investor Class

The preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of the shares of the Funds, as set forth in the Articles of Incorporation, as heretofore amended, are not changed by these Articles of Amendment.

SECOND:           The Amendment to the Articles of Incorporation as herein above set forth is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders, and has been duly advised and approved by a majority of the entire Board of Directors.

THIRD:                The undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

           IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President and attested to by its Assistant Secretary on March 15, 2010.

ATTEST:	ECLIPSE FUNDS INC.

/s/ Thomas Lynch	By:/s/ Stephen P. Fisher
Thomas Lynch	Stephen P. Fisher
Assistant Secretary	President